Exhibit 8.1

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP 1285 Avenue of the Americas New York, NY 10019-6064 +1 212 373 3000	Brussels Hong Kong Houston London Los Angeles San Francisco Tokyo Toronto Washington, DC Wilmington

August 28, 2026

Forge Nano, Inc.

12300 Grant Street, Suite 100

Thornton, Colorado 80241

Ladies and Gentlemen:

We have acted as counsel to Forge Nano, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement on Form S-4 (the “Registration Statement”), filed with the Commission on May 5, 2026, by ATII Holdings Inc., a Delaware corporation (“Pubco”), with the Company as a co-registrant, under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Agreement and Plan of Merger, dated as of April 20, 2026 (the “Merger Agreement”), by and among Archimedes Tech SPAC Partners II Co., a Cayman Islands exempted company (“Purchaser”), Pubco, ATII Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Purchaser (“Merger Sub I”), ATII Merger Sub II, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Purchaser (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), and the Company. Any capitalized terms used, but not defined, herein have the meanings given to such terms in the Merger Agreement.

As more fully described in the Registration Statement, the Merger Agreement provides for a series of transactions pursuant to which, among other things: (i) at least one day prior to the First Effective Time, Purchaser will merge with and into Pubco (the “Domestication Merger”), with Pubco surviving the Domestication Merger and continuing its corporate existence as a Delaware corporation; (ii) at least one day following the effective time of the Domestication Merger, Merger Sub I will merge with and into the Company (the “First Company Merger”), with the Company surviving the First Company Merger as a direct, wholly owned Subsidiary of Pubco (the “Initial Surviving Corporation”); and (iii) immediately following the First Company Merger, the Initial Surviving Corporation will merge with and into Merger Sub II (the “Second Company Merger” and, together with the First Company Merger, the “Company Mergers”), with Merger Sub II surviving the Second Company Merger as a direct, wholly owned Subsidiary of Pubco. This opinion relates solely to the Company Mergers.

Pursuant to Section 5.10(b) of the Merger Agreement, you have requested this opinion to be submitted to the Commission in connection with the declaration of the effectiveness of the Registration Statement. In providing our opinion, we have examined and are relying upon the

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Merger Agreement, the Registration Statement (including the proxy statement/prospectus forming a part thereof), the representation letters, dated as of the date hereof, provided to us by the Company and by Purchaser, on behalf of itself, Pubco and the Merger Subs (together, the “Representation Letters”), and such other documents as we have deemed necessary or appropriate for purposes of providing this opinion. In addition, we have assumed, with your consent, that (i) the Domestication Merger and the Company Mergers will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein will be waived by any party), (ii) the statements concerning the Company Mergers and the parties thereto set forth in the Merger Agreement and in the Registration Statement are true, complete and correct and will remain true, complete and correct in all respects at all times up to and including the First Effective Time and the Second Effective Time, (iii) the statements and representations made by the Company and Pubco in their respective Representation Letters are true, complete and correct and will remain true, complete and correct in all respects at all times up to and including the First Effective Time and the Second Effective Time and thereafter (where relevant), (iv) any such statement or representation set forth in the Merger Agreement, the Registration Statement or the Representation Letters that is qualified by belief, knowledge, intention, materiality or any comparable or similar qualification, is and will be true, complete and correct in all respects as if made without such qualification, (v) the parties to the Merger Agreement and their respective Subsidiaries will treat the Company Mergers for U.S. federal income Tax purposes in a manner consistent with this opinion, (vi) such parties have complied with and will continue to comply with the obligations, covenants and agreements contained in the Merger Agreement, and (vii) there will be no change in applicable U.S. federal income Tax Law from the date hereof through the Second Effective Time. We have also assumed, with your consent, the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof. If any of the above described assumptions is untrue for any reason or if the Company Mergers are consummated in a manner that is different from the manner described in the Merger Agreement, the Registration Statement or the Representation Letters, this opinion may be adversely affected. This opinion may not be relied upon if any of the representations or warranties contained in the Merger Agreement or made in the Representation Letters is inaccurate, or if any of the covenants or obligations contained in the Merger Agreement is not satisfied, in each case in all material respects. We have not undertaken any independent investigation of any factual matter set forth in any of the foregoing.

Based upon and subject to the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that

1.	Under current U.S. federal income tax law, the Company Mergers, taken together, will constitute an integrated transaction, described in Rev. Rul. 2001-46, 2001-2 C.B. 321, that will qualify under the “reorganization” provisions of Section 368(a) of the Code.

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2.	As a result, a holder of Company Common Stock and/or Company Preferred Stock will not recognize any gain or loss as a result of the Company Mergers.
3.

Each holder’s aggregate tax basis in the shares of Pubco Common Stock received in the First Company Merger generally will equal such holder’s aggregate adjusted tax basis in the Company Common Stock and/or Company Preferred Stock surrendered in connection with the First Company Merger.

4.

The holding period of the shares of Pubco Common Stock received by a holder in the First Company Merger will include such holder’s holding period for the Company Common Stock and/or Company Preferred Stock surrendered in connection with the First Company Merger.

We express no opinion on any issue relating to the Tax consequences of the transactions contemplated by the Merger Agreement or the Registration Statement other than the opinion set forth above. Without limiting the generality of the foregoing, we express no opinion regarding the U.S. federal income Tax consequences of the Domestication Merger, including whether the Domestication Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the application of Section 367 of the Code, or the application of the passive foreign investment company rules under Sections 1291 through 1298 of the Code. Our opinion set forth above is based on the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect. Any change in applicable Laws or facts and circumstances surrounding the Company Mergers, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied (including the representations and statements in the Representation Letters) may affect the validity of the opinion set forth herein. We assume no responsibility to inform the Company of any such change or inaccuracy that may occur or come to our attention (or to supplement, revise or reissue our opinion to address any such change or inaccuracy). In addition, our opinion is being delivered prior to the consummation of the Company Mergers and therefore is prospective and dependent on future events.

This opinion is furnished to you solely in connection with the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP
Paul, Weiss, Rifkind, Wharton & Garrison LLP